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                                                                      Exhibit 21

           List of Subsidiaries of Home Security International, Inc.


     Immediately prior to the effectiveness of this Offering, after giving effect to this Reorganization, the subsidiaries of the Company shall be:


1. FAI Home Security Pty Ltd., incorporated in Australia on August 13, 1990 which does business under the name "FAI Home Security".


2. FAI Home Security (ENZED) Ltd., incorporated in Auckland, New Zealand on April 24, 1997 which will do business under the name "FAI Home Security".